Exhibit 99.3

Explanatory Note: The following communication was made available on LinkedIn by Daniel Herz, President and Chief Executive Officer of WhiteHawk Income Corporation, at https://www.linkedin.com/in/daniel-herz-0787621b1/.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about WhiteHawk Income Corporation (together with WhiteHawk Energy, LLC and their respective subsidiaries, “WhiteHawk”) and PHX Minerals Inc. (“PHX”), including statements that involve risks and uncertainties concerning WhiteHawk’s proposed acquisition of PHX, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates,” “can,” “will,” “look forward to,” “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of WhiteHawk or PHX, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, (i) the possibility that the transaction will not close or that the closing may be delayed, (ii) the anticipated synergies of the combined companies may not be achieved after closing, (iii) the combined operations may not be successfully integrated in a timely manner, if at all, (iv) general economic conditions in regions in which either company does business, and (v) the possibility that WhiteHawk or PHX may be adversely affected by other economic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of WhiteHawk or PHX.

In addition, please refer to the documents that PHX files with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause PHX’s operational and other results to differ materially from those contained in the forward- looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither WhiteHawk nor PHX is under any duty to update any of the information in this document.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, WhiteHawk will, through a subsidiary, commence a tender offer for the outstanding shares of PHX. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of PHX, nor is it a substitute for the tender offer materials that WhiteHawk and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, WhiteHawk and its acquisition subsidiary will file tender offer materials on Schedule TO, and PHX will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of PHX are urged to read these documents when they become available because they will contain important information that holders of PHX securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of PHX at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, PHX files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by PHX at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. PHX’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.